UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2014

State Bank Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

000-54056	27-1744232
(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, NE, Suite 1900
Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

(404) 475-6599
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Adoption of Annual Cash Incentive Plan

On February 12, 2014, the Independent Directors Committee, in its role as compensation committee of the board of directors of State Bank Financial Corporation, approved the Executive Officer Annual Cash Incentive Plan (the “Incentive Plan”). The Incentive Plan is substantially similar to the annual cash incentive plan adopted by the Independent Directors Committee in 2012 and 2013. Under the Incentive Plan, as soon as practicable at the beginning of each fiscal year, the Independent Directors Committee (in consultation with our chief executive officer) will select key performance objectives from a set of key performance measures which include, but are not limited to, the following items, which will be used to determine the actual cash incentive payment to be awarded to our executive officers upon the achievement of the objectives:

•	various measures of earnings;

•	rates of return (including returns on assets, equity and market returns);

•	balance sheet growth (e.g. loans, deposits, etc.);

•	efficient management of assets, liabilities and expenses;

•	asset and credit quality;

•	regulatory relations and compliance;

•	key balance sheet and income statement ratios;

•	market share and growth in served markets; and

•	collection, recovery, charge-off and bankruptcy activity.

The Independent Directors Committee may also consider more subjective performance objectives, such as customer satisfaction, employee management and development, evaluation of merger and acquisition activities, adherence to policies and procedures and the maintenance of high ethical standards. Each year, the Independent Directors Committee will select eligible employees to participate in the Incentive Plan and will set the amount of each participant’s potential maximum cash incentive award under the Incentive Plan. Each year, the Independent Directors Committee (with input from executive management) will also establish a threshold performance level, target performance level and weight (stated as a percentage) for each selected performance objective. A positive weight would indicate the maximum percentage of the incentive that could be earned for achieving the objective, while the assignment of a negative weight would allow the Independent Directors Committee to deduct a portion of the incentive for substandard results.

Under the Incentive Plan, an executive officer will not receive a cash incentive payment if his or her employment is terminated during the year, unless such executive officer’s employment is terminated as a result of his or her death, retirement (with approval of the board) or disability. The Incentive Plan is administered by the Independent Directors Committee, which has plenary authority, among other things, to designate participants, determine the potential incentive of each participant, determine objectives, weights, targets and thresholds under the plan, determine actual funded and earned incentives, interpret the plan and to amend, rescind or terminate the plan. In addition, the Incentive Plan includes clawback provisions requiring repayment of any award to the extent any payment made is later determined to have been based on financial results that are subsequently the subject of restatement to correct an accounting error due to material noncompliance with any financial reporting requirement, if such restatement is identified within three years after the date of the first public issuance or filings of the financial results subsequently restated, and a lower payment or award would have been made based on the restated financial results. A copy of the Incentive Plan is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of Provision of the Code of Ethics

(a) Amendment to Code of Ethics

State Bank Financial Corporation, the registrant, amended its code of ethics on February 12, 2014, to state that employees who have complaints or questions about the accounting, internal accounting controls or auditing matters of the registrant or its subsidiary, State Bank and Trust Company, should refer to the registrant’s Whistleblower Policy, which gives employees the options of (a) contacting the director of internal audit, (b) contacting the chair of the registrant’s audit committee or (c) calling the registrant’s hotline.  The code of ethics previously directed employees to contact the chair of the registrant’s audit committee regarding these matters. In addition, the code of ethics was amended to state that an employee who is aware of a violation of the code of ethics may contact either the director of internal audit (an additional contact person added by the amendment) or the chair of the registrant’s audit committee. The code of ethics continues to provide that an employee who is aware of a violation of the code of ethics should initially contact his or her manager or the registrant’s corporate secretary, unless that is not appropriate or the employee wishes to remain anonymous. The amended code of ethics also lists internal and external persons and entities who are accountable under the code of ethics, who are: clients, consultants, the Corporate Secretary, directors, the Director of Internal Audit, the Director of Compliance, managers, officers, shareholders, team members and vendors. Finally, the amended code of ethics includes background information regarding how the code of ethics fits into the overall risk management strategy of the registrant and its subsidiary, State Bank and Trust Company.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit
10.1	Executive Officer Annual Cash Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE BANK FINANCIAL CORPORATION

Dated: February 18, 2014	By:	/s/ Thomas L. Callicutt, Jr.
Thomas L. Callicutt, Jr.
Chief Financial Officer